Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Investment Committee

Team, Inc. Salary Deferral Plan and Trust:

We consent to the incorporation by reference in the registration statement (File No. 333-74062) on Form S-8 of Team, Inc. of our report dated June 26, 2015, with respect to the financial statements and schedules of the Team, Inc. Salary Deferral Plan and Trust included in this Annual Report (Form 11-K) as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Melton & Melton L.L.P.

Houston, Texas
June 26, 2015